625 Madison Avenue 12th Floor New York NY 10022	Tel 212 308 8866 Fax 212 308 0132 www.dwpv.com

May 24, 2006

Crossfire Capital Corporation
950 Third Avenue, Suite 2500
New York, NY 10022

Reference is made to the Registration Statement on Form S-1 (the "Registration Statement") filed by Crossfire Capital Corporation (the "Company"), a Delaware corporation, under the Securities Act of 1933, as amended (the "Act"), covering (i) 10,000,000 units (the "Units"), with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and two warrants each to purchase one share of the Company's Common Stock (the "Public Warrants"), (ii) up to 1,500,000 units (the "Over-Allotment Units") which Ferris, Baker Watts, Incorporated acting as the lead underwriter (the "Underwriter") will have a right to purchase from the Company to cover over-allotments, if any, (iii) an option (the "Purchase Option") to purchase up to 500,000 units (the "Purchase Option Units") which Ferris, Baker Watts, Incorporated will have the right to purchase for its own account or that of its designees, each unit consisting of (a) one share of Common Stock and (b) two warrants, each representing the right to purchase one share of Common Stock at an exercise price of $6.25 per share (the "Purchase Option Warrants", and together with the Public Warrants, the "Warrants") (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company without independent verification.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock included in the Units, the Over-Allotment Units, and the Purchase Option Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and non assessable.

-2-                                                                                 DAVIES WARD PHILLIPS & VINEBERG LLP

2. Each Warrant included in the Units, the Over-Allotment Units and the Purchase Option Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3. The Purchase Option, when issued and sold in accordance with and in the manner described in the Registration Statement and related prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity under the Purchase Option may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, the Warrant Agreement and the Registration Statement and related prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Warrants and the Purchase Option constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Davies Ward Phillips & Vineberg LLP
Davies Ward Phillips & Vineberg LLP